For further information, contact:

Kevin L. Halloran, Vice President, Corporate Development and Investor Relations

Phone 808-525-8422
E-mail: khalloran@abinc.com

HOLD FOR RELEASE:

8:00 A.M. EASTERN DAYLIGHT TIME

Wednesday, April 30, 2008

A&B BEGINS 2008 WITH FIRST QUARTER INCOME OF $42.1 MILLION

Honolulu Condo Closings Spur Earnings, but Rising Fuel Costs

and Lower Volume Temper Transportation Results

Honolulu (April 30, 2008)—Alexander & Baldwin, Inc. (NASDAQ:ALEX) today reported that net income for the first quarter of 2008 was $42.1 million, or $1.01 per diluted share. Net income in the first quarter of 2007 was $24.7 million, or $0.58 per diluted share. Revenue for the first quarter of 2008 was $582.1 million compared to revenue of $383.1 million for the first quarter of 2007.

COMMENTS ON QUARTER

“We started the year with a strong first quarter, led by a large number of closings at a key residential project and continued stability in our other core businesses,” said W. Allen Doane, A&B’s chairman and chief executive officer. “As importantly, we made considerable progress in our priority growth initiatives and continued to pursue our company-wide cost containment efforts.”

“The Ocean Transportation segment posted nearly $16 million in operating profit in the first quarter, which is seasonally our weakest quarter, despite a more challenging economic climate in Hawaii and an increase of 60 percent in our average fuel cost from a year ago. Lower Hawaii volume was offset, to a large degree, by improvements in yields and cargo mix, and by savings from efficient fleet deployment and other cost reduction initiatives. The China service continued to grow, with full ships and trade lane profitability expanding on stronger yields, better cargo mix and improved equipment control. We expect to realize gains in our annual contract rates in the next few months. In Guam, higher terminal handling and outside transportation costs impacted trade lane margins for the quarter, but we expect modest volume growth in the balance of the year.”

“Matson Integrated Logistics (MIL) continues to experience volume moderation, in line with recent economic and industry trends, as the impact of rapidly rising fuel costs has affected cargo volume. For the quarter, MIL posted operating profit of $4.7 million on stable revenue and gross margin bases. Favorable efforts to streamline outside purchased transportation offset, to some degree, the impact of lower volume and increases in operating expenses attributable to our year-old Matson Global Distribution Services (MGDS) subsidiary. We are pleased to note that MGDS recently signed a multi-year contract with a major toy manufacturer at our Savannah facility, which provides future momentum.”

“Operating profit for Agribusiness improved in the first quarter to nearly $5 million as higher volume and prices were realized for power sales to local utilities. The higher power prices are attributable to the utilities’ increased cost of fuel, and as such provide a natural hedge against the impact of rising fuel costs in the Agribusiness segment. Although sugar production increased from the year earlier period, mostly the result of differences in harvest scheduling, it is expected that annual production will approximate 2007 levels.”

“The Real Estate Leasing segment posted operating profit of nearly $14 million this quarter, a decline of $1.1 million from the year earlier period, due chiefly to higher depreciation associated with recent acquisitions and a modest reduction in occupancy levels in our mainland portfolio. While year-over-year results declined by 7 percent, we are encouraged by the stability of this well-diversified portfolio, the high occupancy levels, the strong tenant base, and by the performance at recent additions to our industrial portfolio in Dallas and Savannah.”

“Our very strong Real Estate Sales result in the first quarter is principally attributable to 300 closings at Keola La’i, representing 85 percent of the units at this residential condominium project in Honolulu. The closings drove this segment’s operating profit to over $41 million, which also included earnings from joint ventures at Kai Malu and in Valencia, and an insurance settlement. Despite the success at Keola La’i, we do expect real estate markets to continue to soften, which will impact sales and closings at on-going developments.”

“In the first quarter 2008, we repurchased 1,124,449 shares of the Company’s common stock. And on April 23rd, we increased our annual dividend by 10 cents per share. Both actions are consistent with our commitment to return cash to shareholders, and reflect the confidence we have in the Company’s future.”

TRANSPORTATION—OCEAN TRANSPORTATION

	Quarter Ended March 31,
(dollars in millions)	2008	2007	Change
Revenue	$243.0	$231.6	5%
Operating profit	$15.9	$18.8	-15%
Operating profit margin	6.5%	8.1%
Volume (Units)
Hawaii containers	37,900	40,700	-7%
Hawaii automobiles	25,600	22,900	12%
China containers	11,700	11,700	--%
Guam containers	3,400	3,400	--%

For the first quarter of 2008, higher revenues from fuel surcharges, favorable yields, and improved cargo mix were offset by reduced Hawaii container volume, which was down 7 percent from the first quarter of 2007, resulting in lower operating profit. The volume reduction is attributable to: lower westbound freight (which comprise the majority of Matson’s Hawaii volume); the cessation of Matson’s lower-margin Pacific Northwest barge service in 2007; and the loss of eastbound pineapple carriage stemming from the shutdown of a primary manufacturer, also in 2007. Total Hawaii automobile volume increased 12 percent for the quarter due predominantly to the timing of the movement of autos, which had most recently been slowed by softened retail and fleet sales velocity. As mentioned above, average bunker fuel costs increased 60 percent, from $48.36 to $77.58 per barrel, in the first quarter from the year earlier period. The increase impacted China trade lane profitability, as there is not currently a recovery mechanism in place in this trade lane.

TRANSPORTATION—LOGISTICS SERVICES

	Quarter Ended March 31,
(dollars in millions)	2008	2007	Change
Intermodal revenue	$65.0	$65.7	-1%
Highway revenue	$37.6	$37.2	1%
Total Revenue	$102.6	$102.9	--%
Operating profit	$4.7	$5.6	-16%
Operating profit margin	4.6%	5.4%

Logistics operating profit fell by $0.9 million compared to the first quarter of 2007 as a 7 percent decrease in volume, principally in the intermodal sector, impacted earnings. Despite the volume reduction, the revenue and gross margin base was essentially flat for the quarter versus the prior year, as higher rates in all service lines were realized. The reduction in intermodal volume reflects industry consolidation, moderation in general activity and the continued strategic shift of the segment’s business lines to higher margin highway brokerage services.

REAL ESTATE—INDUSTRY

Real estate leasing and sales revenue and operating profit are analyzed before discontinued operations are removed. This is consistent with how the Company evaluates and makes decisions regarding capital allocation.

REAL ESTATE—LEASING

	Quarter Ended March 31,
(dollars in millions)	2008	2007	Change
Revenue	$28.8	$28.8	--%
Operating profit	13.9	$15.0	-7%
Operating profit margin	48.3%	52.1%
Occupancy Rates:
Mainland	96%	97%	-1%
Hawaii	98%	98%	--%
Leasable Space (million sq. ft.):
Mainland	5.2	3.9	33%
Hawaii	1.4	1.5	-7%

In the first quarter of 2008, Real Estate Leasing revenue was unchanged while operating profit trailed 7% lower as a result of higher depreciation and property taxes associated with recent property acquisitions and, to a lesser degree, modestly lower Mainland U.S. occupancy. Gross Mainland U.S. leasable square feet increased 33 percent, or 1.2 million square feet, from the year earlier period as a result of the November 2007 acquisition of the 1.3 million square foot Heritage Business Park in Dallas, Texas, and to the net effect of the Company’s other acquisitions and dispositions. In September 2007, the Company sold a ground lease in Honolulu at a very favorable price that, while contributing directly to operating profit in the leasing segment, was not reflected in the gross leasable square feet calculation and did not incur depreciation expenses.

REAL ESTATE—SALES

	Quarter Ended March 31,
(dollars in millions)	2008	2007	Change
Improved property sales	$--	$--	N	M
Development sales	186.5	--	N	M
Unimproved/other property sales	0.9	6.5	-86%
Total revenue	$187.4	$6.5	29	X
Operating profit before joint ventures	$25.5	$4.4	6	X
Gain on insurance settlement	7.7	--	N	M
Earnings from joint ventures	8.2	4.4	2	X
Total operating profit	$41.4	$8.8	5	X

First quarter 2008 Real Estate Sales revenues and operating profit were significantly higher than the first quarter of 2007 as a result of condominium residential unit sales at the Company’s Keola La’i project and increased earnings from joint ventures. Earnings from joint ventures, while not reflected in revenues, included sales at a residential development on Maui, a residential development on Kauai, and the sale of several buildings at a commercial development in Valencia, California. Operating profit for the quarter also included a final $7.7 million insurance settlement stemming from a 2005 fire at Kahului Shopping Center.

AGRIBUSINESS

	Quarter Ended March 31,
(dollars in millions)	2008	2007	Change
Revenue	$22.5	$17.2	31%
Operating profit	$4.8	$3.6	33%
Operating profit margin	21.3%	20.9%
Tons sugar produced	14,200	9,200	54%

First quarter 2008 Agribusiness revenue and operating profit improved from the year earlier period as a result of higher power prices and sales volume, a reflection of the higher cost of fuel. Sugar production was higher in the quarter as a result of an increase in the number of acres harvested. However, we expect flat year-over-year production levels resulting in, at best, breakeven performance for the segment.

CORPORATE EXPENSE, OTHER

First quarter 2008 corporate expenses of $5.7 million were $1.2 million, or 17 percent, lower than the first quarter of 2007. The improvement is due to lower long-term compensation liabilities and lower professional fees.

CONDENSED CASH FLOW TABLE

	Year-to-Date March 31,
(dollars in millions, unaudited)	2008	2007	Change
Cash Flow from Operating Activities	$160	$26	6	X

Capital Expenditures (1)
Transportation	(4)	(7)	-43%
Real Estate	(46)	(3)	15	X
Agribusiness and other	(5)	(4)	25%
Total Capital Expenditures	(55)	(14)	4	X

Other Investing Activities, Net	1	--	N	M
Cash Used in Investing Activities	$(54)	$(14)	4	X

Net Debt Proceeds	33	1	33	X
Repurchase of Capital Stock	(50)	--	N	M
Dividends Paid	(12)	(11)	9%
Other Financing Activities, Net	1	2	-50%
Cash Used in Financing Activities	$(28)	$(8)	4	X

Net Increase in Cash	78	4	20	X

(1) Excludes non-cash 1031 transactions and real estate development activity.

Alexander & Baldwin, Inc., headquartered in Honolulu, is engaged in ocean transportation and integrated logistics services, through its subsidiaries, Matson Navigation Company, Inc. and Matson Integrated Logistics, Inc.; in real estate, through A&B Properties, Inc.; and in agribusiness, through Hawaiian Commercial & Sugar Company and Kauai Coffee Company, Inc. Additional information about A&B may be found at its web site: www.alexanderbaldwin.com.

Statements in this press release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.

ALEXANDER & BALDWIN, INC.

2008 and 2007 First-Quarter Results (Condensed)

(In Millions, Except Per Share Amounts, Unaudited)

	2008	2007
Three Months Ended March 31:
Revenue	$582.1	$383.1
Income From Continuing Operations	$41.7	$24.0
Discontinued Operations: Properties[1]	$0.4	$0.7
Net Income	$42.1	$24.7
Basic Share Earnings
Continuing Operations	$1.01	$0.56
Net Income	$1.02	$0.58
Diluted Share Earnings
Continuing Operations	$1.00	$0.56
Net Income	$1.01	$0.58
Weighted Average Basic Shares Outstanding	41.4	42.5
Weighted Average Diluted Shares Outstanding	41.7	42.9

1 "Discontinued Operations: Properties" consists of sales, or intended sales, of certain lands and buildings that are material and have separately identifiable earnings and cash flows.

Industry Segment Data (Condensed)

(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Revenue:
Transportation
Ocean Transportation	$243.0	$231.6
Logistics Services	102.6	102.9
Real Estate
Leasing	28.8	28.8
Sales	187.4	6.5
Less Amounts Reported In Discontinued Operations	(0.7)	(1.9)
Agribusiness	22.5	17.2
Reconciling Items	(1.5)	(2.0)
Total Revenue	$582.1	$383.1

Operating Profit, Net Income:
Transportation
Ocean Transportation	$15.9	$18.8
Logistics Services	4.7	5.6
Real Estate
Leasing	13.9	15.0
Sales	41.4	8.8
Less Amounts Reported In Discontinued Operations	(0.6)	(1.2)
Agribusiness	4.8	3.6
Total Operating Profit	80.1	50.6
Interest Expense	(6.1)	(4.3)
General Corporate Expenses	(5.7)	(6.9)
Income From Continuing Operations
Before Income Taxes	68.3	39.4
Income Taxes	(26.6)	(15.4)
Income From Continuing Operations	41.7	24.0
Income from Discontinued Operations: Properties	0.4	0.7
Net Income	$42.1	$24.7

Basic Earnings Per Share, Continuing Operations	$1.01	$0.56
Basic Earnings Per Share, Net Income	$1.02	$0.58

Diluted Earnings Per Share, Continuing Operations	$1.00	$0.56
Diluted Earnings Per Share, Net Income	$1.01	$0.58

Weighted Average Basic Shares Outstanding	41.4	42.5
Weighted Average Diluted Shares Outstanding	41.7	42.9

Condensed Consolidated Balance Sheet

(In Millions)

	March 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current Assets	$390	$421
Investments	181	184
Real Estate Developments	80	99
Property, Net	1,618	1,582
Other Assets	189	193
Total	$2,458	$2,479

LIABILITIES & EQUITY
Current Liabilities	$373	$322
Long-Term Debt	401	452
Liability for Benefit Plans	50	50
Other Long-Term Liabilities	56	57
Deferred Income Taxes	466	468
Shareholders’ Equity	1,112	1,130
Total	$2,458	$2,479

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